EX 99.1

News Release	Contacts:	Barbara Thompson
For Immediate Release		919.716.2716
February 3, 2019		First Citizens Bank

FIRST CITIZENS BANK COMPLETES MERGER WITH COMMUNITY FINANCIAL HOLDING COMPANY, INC. AND GWINNETT COMMUNITY BANK

RALEIGH, N.C. - First-Citizens Bank & Trust Company (First Citizens Bank) announced that the merger of Community Financial Holding Company, Inc. (Community Financial) and its subsidiary, Gwinnett Community Bank, into First Citizens Bank was effective on Feb. 1, 2020.

Following the merger, the three Gwinnett Community branch offices are initially operating as Gwinnett Community Bank, a division of First Citizens Bank. Customers should bank as they normally do at their existing branches. At a later date, Gwinnett Community customer accounts will be converted to First Citizens Bank’s systems and operations.

Frank B. Holding Jr., chairman and CEO of First Citizens Bank, said: “We’re pleased to welcome the customers and employees of Gwinnett Community to First Citizens. We’ve served Georgia for 23 years, and with the addition of Gwinnett to our company, we’re well positioned to continue to build on our history in the state, grow our business and better serve the people in these markets.”

On Dec. 19, 2019, the shareholders of Duluth, Ga.-based Community Financial voted to approve the merger agreement with Raleigh, N.C.-headquartered First Citizens Bank. The merger previously was approved by bank regulatory authorities.

Gwinnett Community Bank customers should continue to use their current checks and cards. They will continue to have the same online and mobile access to their accounts. Customers with questions about their accounts can contact a representative at any of the Gwinnett Bank division branches. For questions about First Citizens Bank, they can call the First Citizens Customer Care Center, 888.323.4732, between 7 a.m. and 11 p.m. Eastern time daily.

The completed merger will complement First Citizens’ operations in Georgia. In addition to the three Gwinnett Community division branch locations in Duluth, Suwanee and Buford, Ga., First Citizens operates 30 branches in Georgia.

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 570 branches in 19 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $39 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit www.firstcitizens.com. First Citizens Bank. Forever First®.

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